Exhibit 99.1

NEWS

For Immediate Release

Greif, Inc. Announces Preliminary 2012 EBITDA1

DELAWARE, Ohio (Nov. 29, 2012) – Greif, Inc. (NYSE:GEF, GEF.B) today announced preliminary EBITDA1 for fiscal 2012, which ended on Oct. 31, 2012. Operating performance was at the upper end of expectations for the fourth quarter despite a challenging global economy. However, during the fourth quarter, the company initiated additional and accelerated restructuring actions to further strengthen its business platform. The company also completed its previously disclosed review of accounting controls in its Latin America business unit. These items, coupled with foreign currency translation and other year-end adjustments, impacted fourth quarter results by approximately $30 million. As a result, EBITDA is expected to be $425 million - $435 million compared with the company’s previous guidance of $445 million - $465 million.

Total restructuring charges and acquisition-related costs were approximately $14 million for the fourth quarter of 2012 due to actions taken in the Flexible Products & Services and Rigid Industrial Products & Services segments. As a result, restructuring charges and acquisition-related costs were approximately $42 million for fiscal 2012, which exceeded the company’s previous guidance of $30 million.

During the fourth quarter, the company completed its internal control review of accounting processes in Latin America that was initiated in the third quarter of 2012. This resulted in an additional $7 million of expenses recorded during the fourth quarter of 2012. These adjustments did not impact current or prior year cash flows. Internal controls have been strengthened and appropriate management changes have been made in the business in response to these matters.

There were approximately $5 million of additional expenses in the fourth quarter of 2012 related to foreign currency translation and $4 million related to pension and other employee benefit adjustments and other items.

[1]	EBITDA is defined as net income plus interest expense, net, plus income tax expense less equity earnings of unconsolidated subsidiaries, net of tax plus depreciation, depletion and amortization.

About Greif

Greif is a world leader in industrial packaging products and services. We produce steel, plastic, fibre, intermediate bulk, remanufactured and reconditioned rigid industrial containers as well as flexible containers, corrugated and multiwall containers and containerboard, and provide services such as blending, filling, packaging and recycling of industrial containers for a wide range of industries. We also manage timber properties in North America and provide land management consulting services. We are strategically positioned in more than 55 countries to serve global as well as regional customers. Additional information is on the company’s website at www.greif.com.

Forward-Looking Statements

All statements, other than statements of historical facts, included in this news release, including without limitation statements regarding our future financial position, business strategy, budgets, projected costs, goals and plans and objectives of management for future operations, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “believe,” “continue,” “on track” or “target” or the negative thereof or variations thereon or similar terminology. All forward-looking statements made in this news release are based on information currently available to management. Although we believe that the expectations reflected in forward-looking statements have a reasonable basis, we can give no assurance that these expectations will prove to be correct. Forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed in or implied by the statements. Such risks and uncertainties that might cause a difference include, but are not limited to, the following: (i) the current and future challenging global economy may adversely affect our business; (ii) historically, our business has been sensitive to changes in general economic or business conditions; (iii) our operations are subject to currency exchange and political risks that could adversely affect our results of operations; (iv) the continuing consolidation of our customer base and suppliers may intensify pricing pressure; (v) we operate in highly competitive industries; (vi) our business is sensitive to changes in industry demands; (vii) raw material and energy price fluctuations and shortages may adversely impact our manufacturing operations and costs; (viii) we may encounter difficulties arising from acquisitions; (ix) we may incur additional restructuring costs and there is no guarantee that our efforts to reduce costs will be successful; (x) tax legislation initiatives or challenges to our tax positions may adversely impact our financial results or condition; (xi) several operations are conducted by joint ventures that we cannot operate solely for our benefit; (xii) our ability to attract, develop and retain talented employees, managers and executives is critical to our success; (xiii) our business may be adversely impacted by work stoppages and other labor relations matters; (xiv) we may be subject to losses that might not be covered in whole or in part by existing insurance reserves or insurance coverage; (xv) our business depends on the uninterrupted operations of our facilities, systems and business functions, including our information technology and other business systems; (xvi) legislation/regulation related to climate change and environmental and health and safety matters and product liability claims could negatively impact our operations and financial performance; (xvii) changing climate conditions may adversely affect our operations and financial performance; (xviii) we may incur fines or penalties, damage to reputation or other adverse consequences if our employees, agents or business partners violate, or are alleged to have violated, anti-bribery, competition or other laws; (xix) the frequency and volume of our timber and timberland sales will impact our financial performance; and (xx) changes in business results may impact our book tax rates. The risks described above are not all-inclusive, and given these and other possible risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. For a detailed discussion of the most significant risks and uncertainties that could cause our actual results to differ materially from those projected, see “Risk Factors” in Part I, Item 1A of our Form 10-K for the year ended Oct. 31, 2011 and our other filings with the Securities and Exchange Commission. All forward-looking statements made in this news release are expressly qualified in their entirety by reference to such risk factors. Except to the limited extent required by applicable law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Analysts:

Robert Lentz

(office) +1 614-876-2000

(cell)     +1 614-439-6006

Media:

Deb Strohmaier

(office) +1 740-549-6074

(cell)     +1 740-816-0692